Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of TICC Capital Corp. of our report dated March 12, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting of TICC Capital Corp., which appear in such Registration Statement. We also consent to the references to us under the headings “Selected Financial and Other Data” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 17, 2010